Exhibit 99.2

1 Second Quarter Highlights • July 2010 Our mission is to help everyone discover, preserve and share their family history.

2 This presentation contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect actual results, levels of activity, performance or achievements include those listed under the caption "Risk Factors" in our filings with the SEC.We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.This presentation also contains references to non-GAAP financial measures. A presentation of and reconciliation to the most directly comparable GAAP financial measure can be found at http://ir.ancestry.com/results.cfm. Safe Harbor Summary

Executing on Our Growth Strategy

1. Provide our subscribers with the **content** they want
   - Census records
   - Vital records
   - Blockbuster record sets
2. Keep making our **product** better and easier to use
   - Improved search functionality
   - Easier browse experience
3. Build category **awareness** and a great Ancestry.com **brand**
   - Successful marketing campaigns & TV advertising
   - Who Do You Think You Are?
4. Do all of this **globally**
   - Closed the purchase of Genline.se, the leading Swedish family history website

3

ancestry.com

$20.0M $22.0M Second Quarter 2010 Results 4 Q2 2010 GUIDANCE ACTUAL Revenue Adjusted EBITDA 1.280M $25.3M $70M $74.5M Subscribers 1.311M $72M Net Income* $8.5M *No guidance was given for Net Income

5 Paid Subscribers Consistent and Strong Subscriber Growth

6 Gross Subscriber Additions Continued benefit from Who Do You Think You Are?

7 Net Subscriber Additions Who Do You Think You Are? Subscribers are Sticking

Duration Mix - Total Subscriber Base 8 Monthlies are now 30% of the base. Up from 24% one year ago. 23% 25% 25% 24% 24% 30% 29% 63% 68% 70% 70% 70% 72% 61% 7% 6% 6% 5% 5% 5% 5%

Monthly Subscriber Churn 9 Note: Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter, divided by three. As expected, the combination of an increase in new subscribers and a shift towards monthly packages lifts churn

Subscriber Acquisition Cost Within Range 10 Note: Subscriber acquisition cost is external marketing and advertising expense, divided by total subscriber additions in the quarter. SAC continues to be efficient despite much larger spend

Selected Financial Data 11 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10 Q2 '10 Revenuey/y change $ 53.2 13% $ 54.614% $ 57.0 14% $ 60.1 15% $ 64.421% $ 74.536% Gross Profitmargin 42.079% 43.379% 45.680% 47.879% 51.480% 62.083% Adj. EBITDAmargin 16.531% 18.434% 17.931% 18.731% 17.026% 25.334% Net Income 3.5 4.7 4.0 9.1 4.0 8.5 EPS(Fully diluted) $ 0.09 $ 0.12 $ 0.10 $ 0.20 $ 0.08 $ 0.18 Note: Adjusted EBITDA is a non-GAAP financial measure. A presentation of and reconciliation to the most directly comparable GAAP financial measure can be found at http://ir.ancestry.com/results.cfm. *In millions, except per share data

Business Outlook Business Outlook 12